Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 10, 2025, is made by and among Six Flags Entertainment Corporation, a Delaware corporation (the “Corporation”), and Dendur Capital LP, a Delaware limited partnership and its Affiliates set forth on Schedule A and in the signature pages hereto (collectively, “Dendur”) (the Corporation and Dendur together, collectively, the “Parties”).

WHEREAS, Dendur beneficially owns an aggregate of 2,761,500 shares of common stock, par value $0.01 per share (“Common Stock”), of the Corporation issued and outstanding on the date hereof;

WHEREAS, Dendur and the Corporation have engaged in discussions with respect to the Board of Directors of the Corporation (the “Board”); and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Board Matters.

a.

The Corporation agrees that the Board shall take all necessary actions to nominate Felipe Dutra and Steven Hoffman (each a “New Director” and, together, the “New Directors”) as Class I directors for election to the Board at the 2025 annual meeting of stockholders of the Corporation (the “2025 Annual Meeting”), and shall nominate, recommend, support and solicit proxies for the election of each of the New Directors at the 2025 Annual Meeting in the same manner as for the election of the Corporation’s other nominees at the 2025 Annual Meeting.

b.	The Corporation shall hold the 2025 Annual Meeting no later than June 25, 2025.

c.

From and after the date of this Agreement until the 2025 Annual Meeting, the Corporation shall invite the New Directors to attend all meetings of the Board (or any committee thereof) in a nonvoting observer capacity. In connection therewith, the Corporation shall provide each New Director with copies of all notices, minutes, consents and other materials that it provides members of the Board concurrently as such materials are provided to the Board. The New Directors shall be permitted to participate in all such meetings of the Board (or any committee thereof) to the same extent as all other members of the Board except that, until duly elected, the New Directors will not be permitted to vote.

d.

The New Directors shall be permitted to attend the Corporation’s Investor Day on May 20, 2025 (or such other day as determined by the Board) and to participate in the Corporation’s preparation for Investor Day, including reviewing and commenting on all investor materials to be presented, prepared or referenced by the Corporation on Investor Day.

e.	The Corporation agrees that two members of the current Board, who shall be identified by the Board in its sole discretion, shall not be nominated or stand for reelection at the 2025 Annual Meeting.

f.

Concurrent with the execution of this Agreement, Dendur hereby immediately ceases all efforts, direct or indirect, in furtherance of its nomination of individuals for election as director at the 2025 Annual Meeting and any related solicitation therewith, including any negative solicitation efforts relating to the 2025 Annual Meeting.

g.

If, during the Standstill Period (as defined below), either of the New Directors resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, and at all times since the date of this Agreement and at such time Dendur Beneficially Owns in the aggregate at least 1.0% of the Corporation’s then-outstanding Common Stock (the “Minimum Ownership Level”), then, so long as Dendur Beneficially Owns in the aggregate at least the Minimum Ownership Level, Dendur shall have the right to propose a candidate for replacement of such New Director that is reasonably acceptable to the Board (who shall qualify as “independent” pursuant to the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and have the relevant financial and business experience to be a director of the Corporation) to fill the resulting vacancy caused by the New Director’s departure from the Board (any such replacement director, a “Replacement Director”), and once a Replacement Director is determined to be acceptable by the Board, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Replacement Director to the Board; provided that a Replacement Director will not be any current or former Affiliate, associate or employee of any of Dendur. Upon a Replacement Director’s appointment to the Board, such Replacement Director will be deemed to be a New Director for all purposes under this Agreement.

h.

Promptly following the appointment of the New Directors to the Board, each of the New Directors (or any Replacement Director, as applicable) shall be considered for membership on one of the three standing committees of the Board (People, Culture and Compensation Committee, Nominating and Corporate Governance Committee and Audit and Finance Committee) (and any new committee(s), as applicable) in the same manner as other independent members of the Board.

i.

Dendur acknowledges that all directors are governed by all Corporation policies, procedures, codes, rules, standards and guidelines, including with respect to confidentiality, applicable to all members of the Board.

2.	Standstill and Voting.

a.

Dendur agrees that during the Standstill Period (as defined below), Dendur and its Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

i.

acquire, seek to acquire or agree to acquire (directly or indirectly), whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including swap or hedging transactions or otherwise), any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Corporation) such that Dendur would Beneficially Own in excess of 6.0% of the shares of Common Stock outstanding at such time;

ii.

other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Corporation or any rights decoupled from the underlying securities held by Dendur to any Person (as defined below) or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Corporation or (D) an Affiliate of Dendur (any Person or entity not set forth in the foregoing clauses (A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with such Third-Parties’ Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 3.0% of the shares of Common Stock outstanding at such time;

iii.

(A) advise or knowingly encourage or influence any other Person or knowingly assist any Third Party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director;

iv.

solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

v.

(A) form, join or in any other way participate in a “group” with respect to any securities (other than a “group” solely consisting of Dendur or Dendur controlled Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Corporation’s stockholders at any annual or special stockholder meeting or pursuant to an action by written consent of the stockholders (each, a “Stockholder Meeting”), other than to the named proxies included in the Corporation’s proxy card for any Stockholder Meeting or in accordance with Section 2(b) or (C) agree to deposit or deposit any securities or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Corporation’s proxy card for any Stockholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among Dendur or Dendur’s controlled Affiliates);

vi.

separately or in conjunction with any Third Party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), directly or indirectly indicate an interest in, facilitate, participate or effect any tender offer, exchange offer, merger, acquisition, division, reorganization, restructuring, recapitalization, spin-off or other business combination involving the Corporation or any of its subsidiaries or the assets or businesses of the Corporation or any of its subsidiaries, or material acquisition of any assets or business of the Corporation, or actively encourage, facilitate, initiate or support any other Third Party in any such foregoing activity; provided, however, that Dendur and its Affiliates shall be permitted to (A) sell or tender their securities subject to applicable rules of the SEC and the NYSE, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);

vii.

(A) nominate, recommend for nomination, or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Corporation’s directors are to be elected, (B) submit or present any proposal for consideration at, or bring any other business before, a Stockholder Meeting or (C) call or seek to call, or request the call of, alone or in concert with others, or support another stockholder’s call for, any meeting of stockholders, whether or not such a meeting is permitted by the Corporation’s organizational documents;

viii.

take any action in support of or make any public proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Corporation, including any plans or proposals to change the number, class or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Corporation; (C) any other material change in the Corporation’s management, business or corporate structure; (D) seeking to have the Corporation waive or make amendments or modifications to the Corporation’s certificate of incorporation or bylaws or take other actions that may have the effect of impeding or facilitating the acquisition of control of the Corporation by any Person; (E) causing a class of securities of the Corporation to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Corporation to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F);

ix.

make any request for stockholder list materials or other books and records of the Corporation pursuant to Section 220 of the Delaware General Corporation Law, or otherwise; provided that if either of the New Directors (or any Replacement Director, as applicable) make such a request solely in such New Director’s (or any Replacement Director’s, as applicable) capacity as a director in a manner consistent with his or her fiduciary duties to the Corporation, such material and other books and records may not be shared with Dendur or its Affiliates, notwithstanding any other provision of this Agreement;

x.

institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Corporation or any of its subsidiaries or any of its current or former directors or officers (including derivative actions); provided that the foregoing shall not prevent Dendur from (A) bringing litigation by Dendur to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Corporation or its Affiliates against Dendur or the New Directors (or any Replacement Director, as applicable), (C) exercising statutory appraisal rights or (D) receiving damages or settlement proceeds like any other stockholder in connection with any class action proceeding brought by a named plaintiff other than Dendur; provided, further, that the foregoing shall not prevent Dendur from responding to or complying with a validly issued legal process (and the Corporation agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Corporation and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to Dendur);

xi.

encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by Dendur; or

xii.

request that the Corporation, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xii)), other than through non-public communications with the Corporation that would not reasonably be expected to trigger public disclosure obligations for any Party.

The foregoing provisions of this Section 2(a) shall not be deemed to prevent Dendur from (i) communicating privately with the Board or the Corporation’s Chief Executive Officer or Chief Financial Officer regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Corporation or Dendur to make public disclosure with respect thereto, (ii) communicating privately with stockholders of the Corporation and others in a manner that does not otherwise violate this Section 2(a), Section 3 hereof or any other provision of this Agreement, (iii) only during the period thirty (30) days prior to the termination of the Standstill Period, identifying potential director candidates to serve on the Board, so long as such actions do not create a public disclosure obligation for Dendur or the Corporation, are not publicly disclosed by Dendur or its Affiliates and are undertaken on a basis reasonably designed to be confidential, (iv) making or sending private communications to investors in Dendur or any of its Affiliates, provided that such statements or communications (1) are based on publicly available information, (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications, and (3) pertain to the investor’s investment in Dendur or any of its Affiliates, or (v) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Dendur. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors (or any Replacement Director, as applicable) in the exercise of their fiduciary duties under applicable law as directors of the Corporation.

b.

In respect of any vote or consent of the Corporation’s stockholders during the Standstill Period (whether at an annual or special Stockholder Meeting or pursuant to an action by written consent of the stockholders), Dendur shall appear or act in person or by proxy and vote or cause to be voted all shares of Common Stock Beneficially Owned by it in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Corporation’s independent registered public accounting firm and (iii) any other proposal, including “say-on-pay,” submitted to the Corporation’s stockholders at a Stockholder Meeting, in each case, as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Corporation’s “say-on-pay” proposal or any other Corporation proposal or stockholder proposal presented at any Stockholder Meeting (other than Director Proposals proposed at the 2025 Annual Meeting), Dendur shall be permitted to vote in the same proportion as the vote of all other holders of shares of Common Stock; provided, further, in the event ISS recommends otherwise with respect to any Corporation proposal or stockholder proposal presented at the 2026 annual Stockholder Meeting, Dendur shall be permitted to vote in accordance with the ISS recommendation; provided, further, that Dendur shall be entitled to vote the shares of Common Stock Beneficially Owned by it in its sole discretion with respect to (A) any extraordinary transaction, including any transaction involving the Corporation or any of its subsidiaries pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the Corporation’s then outstanding equity interest and voting power, a merger, stock for stock transaction, acquisition, disposition of all or substantially all of the assets of the Corporation and its subsidiaries or other business combination involving the Corporation or (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction, in each case, that requires a vote of the Corporation’s stockholders.

c.

The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2027 annual Stockholder Meeting pursuant to the Corporation’s bylaws or (ii) the date that is 120 days prior to the first anniversary of the 2026 annual Stockholder Meeting.

d.	Dendur shall comply, and shall cause its Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate.

3.

Mutual Non-Disparagement. During the Standstill Period, (a) Dendur shall not make, and shall cause its respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or damages, the Corporation, its subsidiaries or their respective officers and directors or any person who has served as an officer or director of the Corporation or any of its subsidiaries in the past, and (b) the Corporation shall not, and shall cause its directors and executive officers not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or damages, Dendur and its officers or directors or any person who has served as an officer or director of Dendur. The foregoing shall not prevent the making of any factual statement, including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

4.

Director Information. As a condition to the New Directors’ (or any Replacement Director’s, as applicable) nomination to serve on the Board and any subsequent nomination for election as directors at an annual meeting of the Corporation’s stockholders, the New Directors (or any Replacement Director, as applicable) will provide any information the Corporation reasonably requires, including a fully completed copy of the Corporation’s standard director and officer questionnaire, information required by the Corporation’s bylaws, as then in effect, or to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Corporation in accordance with past practice with respect to other members of the Board. If, at any time following the completion of the Corporation’s background review process, the Board learns that one of the New Directors or any Replacement Director has committed, been indicted or charged with, or made a plea of nolo contendre to, a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such New Director (or any Replacement Director, as applicable) not stand for election at the 2025 Annual Meeting or resign from the Board (as applicable).

5.

Disclosure of this Agreement. The Parties agree that, promptly following the execution of this Agreement, the Corporation will issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Corporation nor Dendur shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. Dendur acknowledges and agrees that the Corporation may file this Agreement and the Press Release as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement; provided that the Corporation shall first preview such Current Report with Dendur in advance of making such filing and consider reasonable comments by Dendur.

6.

Expenses. No later than ten (10) business days following the execution of this Agreement, the Corporation shall reimburse Dendur for the reasonable, documented, out-of-pocket fees and expenses (including legal expenses) incurred as of or prior to the date hereof by Dendur in connection with its engagement with the Corporation, the negotiation and execution of this Agreement, and related matters, provided that such reimbursement shall not exceed $375,000 in the aggregate.

7.	Representations and Warranties.

a.

The Corporation represents and warrants to Dendur that: (i) the Corporation has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Corporation, constitutes a valid and binding obligation and agreement of the Corporation and is enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (iii) the execution, delivery and performance of this Agreement by the Corporation does not and will not (x) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Corporation or (y) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Corporation is a party or by which it is bound.

b.	Dendur represents and warrants to the Corporation that:

i.

as of the date of this Agreement, Dendur Beneficially Owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Schedule A to this Agreement and such schedule includes all Affiliates of Dendur that own any securities of the Corporation Beneficially or of record and reflects all shares of Common Stock in which Dendur has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise;

ii.

(A) as of the date of this Agreement, other than as disclosed herein, Dendur does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Corporation (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Corporation or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (B) this Agreement has been duly and validly authorized, executed and delivered by Dendur, and constitutes a valid and binding obligation and agreement of Dendur, enforceable against Dendur in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (C) Dendur has the authority to execute this Agreement, and to bind Dendur to the terms of this Agreement, including by virtue of having sole voting and dispositive power over each such Affiliates shares of Common Stock listed on Schedule A hereto; (D) Dendur shall cause each of its controlled Affiliates to comply with the terms of this Agreement and (E) the execution, delivery and performance of this Agreement by Dendur does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to it, or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to Dendur is a party or by which it is bound. Dendur further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any Person (other than its own representatives) with respect to its investment in the Corporation, any strategic, capital, management or other operational matter with respect to the Corporation, any potential transaction involving the Corporation, or the acquisition, voting or disposition of any securities of the Corporation. Dendur further represents and warrants that the information previously provided to the Corporation is true, accurate and complete in all material respects;

iii.

as of the date of this Agreement, Dendur does not have, nor will during the Standstill Period have, any contract, plan, agreement, arrangement or understanding, written or oral, with any member of the Board or the incoming New Directors pursuant to which such individual has been or will be compensated, indemnified or reimbursed expenses for his or her service as a director on, or nominee for election to, the Board.

8.	Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.

9.

Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each of the Parties (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in the County of New Castle in the State of Delaware in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state and federal courts of the State of Delaware sitting in the County of New Castle, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.

Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking such relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

11.

Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.

Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.

Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements, negotiations, discussions and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

14.

Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 14:

If to the Corporation:

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

Attn:	Brian Nurse, Chief Legal & Compliance Officer and Corporate Secretary
Cc:	Brian Witherow, Chief Financial Officer
Email:	Brian.Nurse@sixflags.com; Brian.Witherow@sixflags.com

with a copy, which will not constitute notice, to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention:	Michael J. Aiello
Megan Pendleton
Email:	michael.aiello@weil.com; megan.pendleton@weil.com

If to Dendur:

Dendur Capital LP

250 West 55th Street, 26th Floor

New York, New York 10019

Attention:	Michael Anastasio
Cc:	Mac Levine, Matthew Vandivort
Email:	manastasio@dendurcap.com; mlevine@dendurcap.com;
mvandivort@dendurcap.com

with a copy, which will not constitute notice, to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Richard Brand
Email:	richard.brand@whitecase.com

15.

Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties; provided that Sections 9 through 20 shall survive the termination of this Agreement.

16.

Further Assurances. Dendur and the Corporation agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

17.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Any purported transfer requiring consent without such consent shall be void.

18.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

19.

Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section or Clause, such reference shall be to a Section or Clause of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the term “Affiliate” or variations thereof shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The term “Person” or variations thereof shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

20.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE CORPORATION:

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Richard Zimmerman
Name:	Richard Zimmerman
Title:	President and Chief Executive Officer

DENDUR

DENDUR CAPITAL LP
By:	/s/ Michael Anastasio
Name:	Michael Anastasio
Title:	Chief Financial Officer and Chief Operating Officer

DENDUR FUND LP

By:	Dendur Capital LP, as Investment Manager

By:	/s/ Michael Anastasio
Name:	Michael Anastasio
Title:	Chief Financial Officer and Chief Operating Officer

DENDUR OPPORTUNITY FUND II LP

By:	Dendur Capital LP, as Investment Manager

By:	/s/ Michael Anastasio
Name:	Michael Anastasio
Title:	Chief Financial Officer and Chief Operating Officer

[Signature page to the Cooperation Agreement]

EXHIBIT A

Press Release

**Included as Exhibit 99.1 to this Current Report on Form 8-K**

SCHEDULE A

Name	Ownership
Dendur Fund LP	2,135,000
Dendur Opportunity Fund II LP	626,500